Filed pursuant to Rule 424(b)(3)
File No. 333-255932
SUPPLEMENT DATED SEPTEMBER 20, 2023 TO THE CURRENT
STATUTORY PROSPECTUS FOR:
Invesco Dynamic Credit Opportunity Fund
(the “Fund”)
This supplement amends the Statutory Prospectus of the above referenced fund and is in addition to any other supplement(s), unless otherwise specified. You should read this supplement in conjunction with the Statutory Prospectus and retain it for future reference.
The following information replaces the first sentence of the fourth paragraph under the heading “Summary of Terms – Use of Leverage” in the prospectus for the Fund:
In addition, effective November 18, 2022, the LLC entered into a $60 million revolving credit and security agreement that has been reduced to $46 million effective June 5, 2023 with a financial institution (as from time to time amended, supplemented, waived or modified, the “LLC Facility”), which agreement is secured by the assets of the LLC.
The following information replaces the first sentence of the sixth paragraph under the heading “Use of Leverage” in the prospectus for the Fund:
In addition, effective November 18, 2022, the LLC entered into a $60 million revolving credit and security agreement that has been reduced to $46 million effective June 5, 2023 with a financial institution (as from time to time amended, supplemented, waived or modified, the “LLC Facility”), which agreement is secured by the assets of the LLC.

DCO-STATPRO-SUP-1